EXHIBIT 99.1

[LAZARD LOGO]


MEDIA CONTACT:                            INVESTOR CONTACTS:
-------------                             -----------------
Richard Silverman, +1 212 632 6285        Michael J. Castellano, +1 212 632 8262
richard.silverman@lazard.com
                                          Jean Greene, +1 212 632 1905
                                          investorrelations@lazard.com


                  LAZARD COMPLETES SENIOR NOTES EXCHANGE OFFER


         New York, October 27, 2005 -- Lazard Group LLC announced today that it has successfully completed its offer to exchange an aggregate principal amount of up to $550 million of its outstanding 7.125% Senior Notes due 2015 (the "Old Notes") for an equal aggregate principal amount of its 7.125% Senior Notes due 2015 registered under the Securities Act of 1933, as amended (the "Exchange Notes").

         The exchange offer expired at midnight, New York time, on October 26, 2005. More than 99% of Lazard Group's Old Notes were tendered and accepted in the exchange offer. The Exchange Notes are substantially identical to the Old Notes, except that the Exchange Notes have been registered under the Securities Act and, as a result, the transfer restrictions and registration rights provisions applicable to the Old Notes do not apply to the Exchange Notes.

         Lazard, one of the world's preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides services including mergers and acquisitions advice, asset management, and restructuring advice to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.


                                     -MORE-


2-exchangenotes

         Lazard is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries.
         Monthly updates of these funds will be posted to the Lazard Asset Management website at www.lazardnet.com on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.


                                      # # #